Exhibit 23.1

                         INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
AutoLend Group, Inc.:

We consent to incorporation by reference in the registration statement
(No. 333-12215) on Form S-8 of AutoLend Group, Inc. of our report dated May 16, 1997, except for note 14 which is as of July 10, 1997 relating to the consolidated balance sheet of AutoLend Group, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended and the related schedule, which report appears in the March 31, 1997, annual report on Form 10-K of AutoLend Group, Inc.

Our report dated May 16, 1997, except for note 14 which is as of July 10, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                                  KPMG Peat Marwick LLP

Albuquerque, New Mexico
July 31, 1997